UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)             February 27, 2009

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On February 27, 2009, Cephalon, Inc. (the “Company”) entered into the Second Amendment (the “Amendment”) dated as of February 27, 2009 to the Credit Agreement dated as of August 15, 2008, among the Company, the lenders named in the Credit Agreement and JPMorgan Chase Bank, N.A., as administrative agent, as amended by that certain First Amendment to the Credit Agreement effective November 21, 2008 (the “Credit Agreement”).  Pursuant to the Amendment (capitalized terms used below and not otherwise defined shall have the meanings set forth in the Credit Agreement):

•               The following defined terms have been added to Section 1.01 of the Credit Agreement:

“Arana” means Arana Therapeutics Limited, an Australian company limited by shares.

“Permitted Arana Acquisition” means the purchase or other acquisition by the Borrower or any Subsidiary Loan Party of Equity Interests in Arana if, at the time of and immediately after giving effect to any such purchase or other acquisition, (a) no Default shall have occurred and be continuing and (b) the Borrower shall be in compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14, in each case determined on a pro forma basis in a manner consistent with Section 1.04(b) solely to give effect to the incurrence of Indebtedness, if any, by the Borrower or any Subsidiary in connection with such purchase or other acquisition.

“Permitted Arana Disposition” means any sale, transfer or other disposition of the Equity Interests in Arana acquired by the Borrower or any Subsidiary Loan Party in a Permitted Arana Acquisition, provided that Arana is not at the time thereof, and shall not have been at any time prior to the time thereof, a Subsidiary.

•               Section 6.04(n) of the Credit Agreement, which previously permitted the Company to acquire less than 50% of the Equity Interests of a third party as long as the aggregate amount of such acquisitions does not exceed US$30,000,000, has been revised to provide that the aggregate amount of such acquisitions may not exceed US$50,000,000.

•               Sections 6.04 and 6.05 have each been revised to add the Permitted Arana Acquisition as an additional exception to the general restrictions of Sections 6.04 and 6.05, respectively.

The foregoing is a summary of the material terms of the Amendment and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: March 5, 2009	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial
Officer